                                                            HECO Exhibit 10.3(a)
                                                            --------------------


[HELCO LETTERHEAD]



                                     January 5, 1995


Mr. James S. Andrasick
Chairman of the Board
Hilo Coast Processing Company
c/o C. Brewer and Company, Ltd.
827 Fort Street
Honolulu, Hawaii 96813

     Re:  HCPC Power Plant, Purchase Power Amendment
          ------------------------------------------

Dear Jim:

     HELCO wishes to submit for your consideration this counterproposal for an amendment to the current purchase power agreement (PPA). This proposal is substantially based on HELCOs proposal of December 22, 1994, the intervening Bankruptcy Court proceedings, and subsequent discussions amongst the parties. Again, for ease of reference the proposal is restated herein in its entirety. This proposal supersedes all prior proposals relating to an amendment of the PPA. This letter (the Letter Agreement), when accepted by you, is an expression of the basis on which HELCO and HCPC are willing to enter into a definitive agreement to amend the PPA.

     1.  Agreement
         ---------

            HELCO offers to amend the PPA, as set forth herein and subject to the terms and conditions herein, along with any other terms and conditions which are customary for transactions of this type and consistent with this Letter Agreement.

     2.  Term of Amendment
         -----------------

            From the effective date of the Definitive Agreement through December 31, 1999.

     3.  HELCO Dispatch
         --------------

         Minimum of 4,000 KW during 48 operating weeks.

Mr. James S. Andrasick
January 5, 1995
Page 2


     4.  Capacity Guarantee
         ------------------

         HCPC shall furnish HELCO 20,000 KW of capacity up to May 31, 1995 and 22,000 KW of capacity thereafter. (Kilovars to be discussed.) This capacity guarantee is based on the assumptions that such levels are within HCPCs permit limitations and conditions, and any necessary substation upgrades (see Substation Upgrades below) are completed by May 31, 1995 and, therefore, is conditioned upon compliance with applicable PUC rules and actual completion of the upgrades on or before that date. Accordingly, the effective date of the increase to 22,000 KW shall be delayed if necessary until such time as those conditions are met. HCPC must use its best efforts to meet these conditions in a timely manner.

     5.  Plant Shutdown Period
         ---------------------

         HCPC shall have the right to shut down for 4 consecutive weeks during each twelve-month period. The period shall be mutually agreeable to HCPC and HELCO.

     6.  Capacity Charge
         ---------------

         HELCO will pay HCPC for the Capacity Guarantee a graduated capacity charge which would average out to $218/kw-yr over the contract term. Specifically, HELCO will pay $167/kw-yr through December 31, 1995 and $231/kw-yr during the remainder of the term. Such amount shall be payable monthly within ten (10) days after the last day of the calendar month. Monthly repayment of the cash advance will be calculated so that HCPCs cash flow from the Capacity
Charge net of such repayments is the same as that which would result from a levelized capacity charge of $218/kw-yr and repayment in monthly installments over the term of the Definitive Agreement.

     7.  Power Sales
         -----------

         During each contract year, HELCO shall purchase at least 94% on a weekly basis and at least 98% on an annual basis of the following amounts of energy (subject to adjustment based on the effective date condition stated in "Capacity Guarantee" above):


     Projected          Assumed               Contract          Contract
     Time Period        Capacity Guarantee    Week Amount       Year Amount
     -----------        ------------------    -----------       -----------
     Effective Date
        -  5/31/95      20,000 KW             2,025,500 KWH      97,222,000 KWH
 6/1/95 - 12/31/99      22,000 KW             2,192,400 KWH     105,235,200 KWH

Mr. James S. Andrasick
January 5, 1995
Page 3

     8.  Energy Rates
         ------------

         The rate for energy shall be the same as provided in the PPA, except that HELCO shall waive the energy rate discount provision.

     9.  Fuel Cost Differential
         ----------------------

         It is anticipated that HCPC will exhaust its existing supply of coal before it is able to order and receive another shipment of coal. Accordingly, HCPC will be required to utilize diesel fuel to operate the plant from the time the coal is exhausted and until receipt of the first shipment of new coal supplies, approximately six weeks from the date of order (the Diesel Period). HELCO agrees to compensate HCPC for the Cost Differential incurred by HCPC during this Diesel Period, unless otherwise provided by the Interim Operating Agreement defined in Section20 herein. Such Cost Differential for this period shall be the actual price of diesel utilized by HCPC less the cost which would have been incurred by HCPC had it utilized an equivalent amount of coal for such period. Such cost differential shall be payable weekly in advance and reconciled within fifteen (15) days of the end of the Diesel Period.

         Provided, however, that HELCO may, at its option, provide to HCPC the diesel required to operate the plant during this period, in which case HELCO shall offset the lower of: (a) its cost for such diesel or (b) through January 31, 1995, the cost which would have been incurred by HCPC had it utilized an equivalent amount of coal against the next due energy payment and no other cost differential shall be owed to HCPC. After January 31, 1995, during the Diesel Period HELCO shall offset its cost for such diesel against the next due energy payment and, in addition, shall pay HCPC one-half of the difference between the energy payment and the cost which would have been incurred by HCPC had it utilized an equivalent amount of coal for such period.

         Furthermore, during such Diesel Period the minimum power sales levels in Section 7, "Power Sales," shall not apply and HELCO shall have the right to place the unit into standby reserve during periods in which the capacity is not needed by HELCO, such as weekend shutdowns.

     10.   Substation Upgrades
           -------------------

         If necessary, and subject to compliance with applicable PUC rules, HELCO shall upgrade the substation and transmission lines interconnecting the HCPC Power Plant to HELCOs system in order to accommodate HCPC's supply of 22,000 KW of power. Any costs incurred by HELCO shall be prorated between HELCO and HCPC in proportion to the relative value derived by each party from the upgrade, pursuant to terms to be discussed. (For example, if the cost were $500,000 for an upgrade with a 20-year life, and HCPC derived five years of value from the upgrade, its share of the cost would be $125,000.)

Mr. James S. Andrasick
January 5, 1995
Page 4




     11.   Cash Advance
           ------------

         HELCO shall advance to HCPC, upon execution of the Definitive Agreement and related documentation, a cash advance of $6 million to be directed $3.5 million for payment of its employee severance payments and similar employee benefit obligations and $2.5 million for power plant capital improvements. With regard to the $2.5 million, HCPC shall be required to use such funds for items, such as the stack extension, necessary for HCPC to continue power plant operations. Such advance is to be appropriately documented, shall bear interest at the rate of nine percent (9%), and shall be repaid in substantially equal installments over the term of the Definitive Agreement through an offset of payments owed by HELCO to HCPC for capacity. In addition, the making of such advance shall be secured by and conditioned upon HCPCOs arranging for HELCO to receive, contemporaneously with the making of the cash advance, security satisfactory to HELCO consisting of: (i) at all times during the term of the Definitive Agreement, agriculturally zoned lands having a fair market Ohighest and best useO appraised value at least equal to the unpaid principal balance of the cash advance (the "Land Security"), (ii) superpriority status pursuant to
Section 364 of the Bankruptcy Code and (iii) a security interest in the proceeds of the PPA, to the extent not subject to the existing assignment of proceeds in favor of the State. The appraised value of the initial 600 acres, as well as any additional acreage necessary to meet the initial $6 million threshold, shall be subject to confirmation by a mutually agreed upon independent appraiser. The Land Security will be released by HELCO ratably as the principal on the cash advance is repaid. Such security shall be evidenced by the execution and filing of appropriate security agreements and other documents and shall have priority over the claims of other HCPC creditors. Furthermore, in the event that HCPC defaults on repayment of the cash advance and HELCO forecloses on the Land Security, HCPC agrees to arrange for the liquidation, within 18 months of the default, of a sufficient portion of such Land Security to cover HELCO's remaining principal balance on the cash advance and to remit the proceeds from such liquidation to HELCO in lieu of the Land Security itself. Should the liquidation proceeds not be sufficient to cover HELCO's remaining principal balance in full, HCPC shall cause to be contributed and liquidated additional land to make up the shortfall. Should the power plant be sold or the PPA otherwise terminate prior to December 31, 1999, or HCPC default on its obligations to generate power under the PPA or this amendment, any unpaid balance of the cash advance shall be immediately due and payable.

     12.   Revolving Fuel Line of Credit
           -----------------------------

         HELCO agrees to provide a revolving line of credit to HCPC of up to $2 million, bearing interest at the rate of nine percent (9%) per annum, to facilitate HCPC's purchase of fuel to operate the Power Plant and to finance other operating expenses currently incurred in the operation of the Power Plant. Such drawings under this revolving line of credit shall be restricted to such use and shall be repaid

Mr. James S. Andrasick
January 5, 1995
Page 5




through an offset of energy payments owed by HELCO to HCPC until such time as the drawing is repaid in full; provided, however, that in the event energy payments are not projected by HELCO to be sufficient to repay the revolving line of credit within a reasonable revolving line of credit within a reasonable time, HELCO shall have the right to offset the balance against capacity payments. The outstanding balance under this revolving fuel line of credit shall be secured by and conditioned upon HCPC's granting HELCO, contemporaneously with HELCOs issuance of the line of credit, a lien on such fuel and superpriority status pursuant to Section 364 of the Bankruptcy Code. Such security shall be evidenced by the execution and filing of appropriate security agreements and shall have priority over the claims of other HCPC creditors. Should the power plant be sold or the PPA otherwise terminate prior to December 31, 1999, or HCPC default on its obligations to generate power under the PPA or the Definitive Agreement, any unpaid balance of the revolving fuel line of credit shall be immediately due and payable.

     13.   Option to Purchase Power Plant
           ------------------------------

         HELCO shall waive the purchase option under Section XVI.B of the PPA.

     14.   PUC Approval
           ------------

         HELCO shall seek a decision and order from the PUC approving the Definitive Agreement. HELCO shall have the right to terminate this amendment if the PUC disapproves, or if the PUC does not approve by interim or final decision and order, acceptable to HELCO in its sole discretion, which shall not be unreasonably invoked, within 180 days of the execution of the Definitive Agreement, inclusion of the energy and capacity costs incurred by HELCO pursuant to this amendment in its revenue requirements for ratemaking purposes or for the purpose of determining the reasonableness of HELCO's rates, upon 45 days written notice to HCPC.

     15.   Sugar Provisions
           ----------------

         HELCO to waive other PPA provisions relating to sugar, subject to a more detailed review of the PPA to determine exactly which provisions would be affected.

     16.   Agreement Approval
           ------------------

         Any amendment shall be contingent on obtaining all necessary final approvals of the Definitive Agreement and the proposed transaction, including without limitation, approvals by the Bankruptcy Court and by the respective Boards of Directors of HELCO and HCPC. For purposes of this provision, as well as any other provision herein requiring the parties to obtain certain approvals (including, but not limited to, PUC approval), the parties shall use their good faith efforts to obtain such approvals.

Mr. James S. Andrasick
January 5, 1995
Page 6



     17.   Termination of Offer
           --------------------

         The offer set forth in this Letter Agreement terminates if not signed by HCPC and delivered to HELCO by the close of business today, January 5, 1995 (the Acceptance Date), or upon revocation in writing by HELCO at its sole discretion (Revocation), or upon rejection by HCPC, whichever is earlier. The offer shall be deemed rejected by HCPC and the offer shall thereupon terminate
(a) if HCPC gives notice of rejection to HELCO, (b) if HCPC counters the offer set forth in this Letter Agreement, (c) if HCPC ceases production of power or otherwise defaults on its obligations under the PPA, or (d) for any other reasons deemed by law to be a rejection of an offer.

     18.   Termination of Letter Agreement
           -------------------------------

         After acceptance on or before the Acceptance Date, this Letter Agreement shall terminate (a) in the event that a Definitive Agreement is not executed on or before thirty (30) calendar days of the Acceptance Date, or (b) if HCPC ceases production of power or otherwise defaults on its obligations under the PPA.

     19.   Effect of Bankruptcy
           --------------------

           (a) In the event any cash advance, or drawing under the revolving fuel line of credit, is made pursuant to the Definitive Agreement and to the extent they are not repaid from payments under the PPA, as amended, repayments of such amounts shall constitute a superpriority expense of the HCPC bankruptcy estate, pursuant to Section 364 of the Bankruptcy Code.

           (b) At the same time as HCPC seeks Bankruptcy Court approval of the Definitive Agreement it shall also seek authorization from the Bankruptcy Court to assume the PPA, as amended by the Definitive Agreement. HELCOs agreement to the terms herein is made on the condition that HCPC also assumes the PPA.

           (c) In the event there is an occurrence of total default by HCPC as defined under Section XV of the PPA, HELCO shall have the right but not any obligation immediately to take possession of the HCPC Power Plant for the remaining term specified under the Definitive Agreement and to generate power regardless of whether or not it exercises its Default Purchase Option under the PPA. To the extent any automatic stay may apply, the parties agree that HELCO will be entitled to immediate relief from any automatic stay to permit it to take immediate possession of the HCPC Power Plant and generate power. The parties agree that in the event of such total default by HCPC, HELCO would have good cause, within the meaning of Section 362 of the Bankruptcy Code, to exercise its right to take immediate possession of the HCPC Power Plant and to generate power, in order to protect its interests under the PPA or the Definitive Agreement, to protect the public interest and to preserve the value of the HCPC Power Plant for the purposes of an effective reorganization of HCPC.

Mr. James S. Andrasick
January 5, 1995
Page 7




     20.   Interim Operating Agreement
           ---------------------------

         During the period between the execution of this Letter Agreement by HCPC and the receipt of the cash advance described in Section 11 herein (the Interim Period), HCPC shall continue to operate the plant and furnish HELCO 20,000 KW of capacity. HELCO and HCPC shall enter into an Interim Period Operating Agreement on or before the date of acceptance by HCPC of this Letter Agreement, or as soon thereafter as practicable thereafter, but not more than 14 days, which defines the rights and obligations of the parties during the Interim Period. HELCO may request an interim decision and order from the PUC allowing the recovery of energy payments in excess of that under the current PPA.

     21.   Definitive Agreement
           --------------------

         Notwithstanding any language herein to the contrary, the completion of each of the transactions contemplated herein shall be subject to negotiation and execution of a definitive agreement and of all documents related to the transactions incorporated therein, providing for an amendment to the PPA pursuant to the terms of this Letter Agreement and containing terms and provisions satisfactory to HELCO (the Definitive Agreement). Promptly following the execution and return to HELCO of this Letter Agreement both parties agree to instruct their respective legal counsel to prepare the Definitive Agreement.

     22.   Extension of Temporary Restraining Order
           ----------------------------------------

         Pending finalization and court approval of the Interim Operating Agreement, the parties agree to extend the temporary restraining order until such finalization and court approval occurs, except that the extension shall be on the same terms relating to capacity charge and fuel cost differential set forth in this Letter Agreement.

     In the event that, pursuant to the Definitive Agreement, HELCO is to pay to the State of Hawaii, in connection with HCPCs loan from the Department of Agriculture, an amount other than the $100,000 currently payable under the Assignment of Proceeds from the Sale of Electric Energy, HCPC shall obtain any necessary consents, including any consent from the State of Hawaii.

Mr. James S. Andrasick
January 5, 1995
Page 8





     If the foregoing is acceptable, please so indicate by executing and returning the enclosed copy of this Letter Agreement by today, January 5, 1995, the Acceptance Date.

                                            Very truly yours,

                                            /s/ Warren H. W. Lee



ACCEPTED AND AGREED TO
on   January 5            , 1995
   -----------------------

HILO COAST PROCESSING COMPANY


By  /s/ James S. Andrasick
    -------------------------------
    Its Chairman